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Exhibit 21.1

Subsidiaries of the Registrant

Name	State or Jurisdiction of Organization
Accuray International SARL	Switzerland
Accuray Europe SAS	France
Accuray UK, Ltd.	United Kingdom
Accuray Asia Ltd.	Hong Kong
Accuray Japan K.K.	Japan
Accuray Spain, S.L.U.	Spain
Accuray Medical Equipment (India) Private Limited.	India
Accuray Medical Equipment (SEA) Private Limited.	Singapore
Accuray Medical Equipment (Rus) LLC.	Russia
Accuray Medical Equipment GmbH.	Germany
Accuray Tibbi Cihazlar Ve Malzemeler Ithalat Ihracat Anonim Sirketi.	Turkey

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  Exhibit 21.1
Subsidiaries of the Registrant